First Amended Schedule A

To the Underwriting Agreement

List of Funds

This Schedule A shall apply to the Shares of the Funds in the Trust as listed below and any other series that may be started in the future, as reflected by amendment to this list:

AIT Global Emerging Markets Opportunity Fund

Vontobel International Equity Institutional Fund

Vontobel Global Equity Institutional Fund

Effective as of: September 8, 2014

ADVISERS INVESTMENT TRUST

/s/ Dina Tantra
Name: Dina Tantra
Title: President

BHIL Distributors, Inc.

/s/ Brenda J. Bittermann
Name: Brenda J. Bittermann
Title: President

Vontobel Asset Management, Inc.

/s/ Joseph Mastoloni
Name: Joseph Mastoloni
Title: CCO

Investment Adviser Address: 1540 Broadway, 38th Floor, New York, NY 10036

Second Signatory

Vontobel Asset Management, Inc.

/s/ Philipp Hensler
Name: Philipp Hensler
Title: Co-CEO